Exhibit 99.1

Imperial donates critical supplies to support the community

•	Donating 60 tonnes of isopropyl alcohol

•	Donating 500 laptops to support student remote learning

•	Raising employee donation matching dollars 2:1

Calgary, Alberta – April 29, 2020 – To support the Government of Canada’s critical emergency response efforts, Imperial is donating 60 tonnes of isopropyl alcohol (IPA) to be used in disinfectant products. IPA is an ingredient used in medical, health and pharmaceutical applications like hand sanitizer, medical wipes and rubbing alcohol, and Imperial’s donation could help manufacture more than 600,000, 350 ml bottles of hand sanitizer.

“Whether it’s through our operating assets, offices or Esso- and Mobil-branded service stations, our teams continue to do everything we can to keep our communities safe and resilient during this unprecedented time,” said Brad Corson, Imperial’s chairman, president and chief executive officer. “We recognize the need is great and while many of us are isolating in the physical sense, I am proud of how our employees and neighbours have come together to donate critical supplies and funding where it is needed the most.”

In addition to helping to meet the Canadian demand for IPA, other efforts by Imperial to support the country’s pandemic response include:

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Donating 500 laptops to support student access to technology – To support online learning and to help meet high demand for technology devices while classrooms remain closed, Imperial is donating 500 laptops to the Electronic Recycling Association’s Lending Laptops Program [https://www.electronicrecyclingassociation.ca/lending-a-lifeline-by-lending-laptops] in support of the Calgary Board of Education’s EducationMatters campaign [https://www.educationmatters.ca/campaign/technology-access-for-distance-learning].

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Doubling company match for employee giving – Imperial raised its match dollars 2:1 for donations by employees to community charities and not-for-profit organizations through its employee giving and volunteer program, ImpACT [https://www.imperialoil.ca/en-CA/Sustainability/Working-with-communities/Imperial-ImpACT].

Imperial’s priority remains the health and safety of its employees, customers and Canadian communities. The company will continue to look for ways to support our country as we manage through this difficult period, including ensuring the reliable supply of fuel to Canadians so that essential services and vital supplies can keep moving across the country.

Contact:

Media relations

(587) 476-7010

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.

Cautionary statement: Statements of future events or conditions in this release, including projections, targets, expectations, estimates, and business plans are forward-looking statements. Forward-looking statements in this release include, but are not limited to, references to the donations of isopropyl alcohol, donations of laptops, doubling the company match for employee giving, and providing continued support including ensuring reliable supply of fuel.

Forward-looking statements are based on the company’s current expectations, estimates, projections and assumptions at the time the statements are made. Actual future financial and operating results, including expectations and assumptions concerning general market conditions; commodity prices; progression of COVID-19 and its impacts on Imperial’s ability to operate its assets, including the possible shutdown of facilities due to COVID-19 outbreaks; the company’s ability to effectively execute on its business continuity plans; applicable laws and government policies and actions, including restrictions in response to COVID-19; and capital and environmental expenditures could differ materially depending on a number of factors. These factors include global, regional or local changes in supply and demand for oil, natural gas, and petroleum and petrochemical products and resulting price, differential and margin impacts; general economic conditions; transportation for accessing markets; political or regulatory events, including changes in law or government policy such as actions in response to COVID-19; availability and performance of third party service providers; unanticipated technical or operational difficulties; management effectiveness and disaster response preparedness, including business continuity plans in response to COVID-19; operational hazards and risks; cybersecurity incidents; and other factors discussed in Item 1A risk factors and Item 7 management’s discussion and analysis of financial condition and results of operations of Imperial’s most recent annual report on Form 10-K.

Forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, some that are similar to other oil and gas companies and some that are unique to Imperial Oil Limited. Imperial’s actual results may differ materially from those expressed or implied by its forward-looking statements and readers are cautioned not to place undue reliance on them. Imperial undertakes no obligation to update any forward-looking statements contained herein, except as required by applicable law.

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.